Exhibit 5

                      TRANSACTION IN SHARES OF THE COMPANY

         The Reporting Persons engaged in the following transactions in Shares of the Company during the past 60 days or since the filing of Amendment No. 1 to the Schedule 13D, whichever is less. All transactions involved purchases of Shares on the NASDAQ National Market.

Reporting Person
With Direct
Beneficial                    Date of                 Number of              Price Per
Ownership                   Transaction                Shares                  Share
----------------            -----------                --------                -----
Greenway                       8/9/99                    95,000                11.4375
Greenway                      8/10/99                    40,000                11.0000
Greenway                       9/7/99                  160,000*                 9.5000
Greentree                      8/9/99                    31,500                11.4375
Greentree                     8/10/99                     8,000                11.0000
Greentree                      9/7/99                   26,000*                 9.5000
Greensea                       8/9/99                    40,500                11.4375
Greensea                      8/10/99                    40,000                11.0000
Greensea                       9/7/99                  160,000*                 9.5000
Greenbelt                      8/9/99                    80,000                11.4375
Greenbelt                     8/10/99                    40,000                11.0000
Greenbelt                      9/7/99                  319,000*                 9.5000



* Represents a portion of 665,000 Shares purchased by the Reporting Persons in a block transaction on September 7, 1999.




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